For Release:IMMEDIATELY Contact: Edward J. Quilty, Chairman (DSCI)(800)825-4325 Mark Alvino(PR - Allen & Caron, Inc.)(212) 698-1360


                 DERMA SCIENCES, INC. ANNOUNCES RESIGNATION OF
                            CHIEF FINANCIAL OFFICER



Prinston, NJ  (May   30,   1996).....    DERMA    SCIENCES,    INC.
(NASDAQ:DSCI)(BSE/PSE:DMS) today announced that its Vice President and Chief Financial Officer, Gary L. Borthwick, has resigned and will leave the Company, effective July 1, 1997, to pursue other opportunities. Borthwick will serve the Company in a consultative capacity through December 1997 to assure the smooth transition of his successor.



Edward J. Quilty, Chairman of the Board of Directors, stated, "The Board appreciates Gary Borthwick's contribution over his twelve year tenure with Derma Sciences, Inc. We will immediately initiate our search for a chief financial officer and we anticipate a smooth transition of responsibilities to Mr. Borthwick's successor."



DERMA SCIENCES, INC. is engaged in the research, development, marketing and sale of primarily proprietary sprays, ointments and dressings for the management of certain non-healing chronic non-healing skin ulcerations such as pressure and venous ulcers, surgical incisions and burns.



Statements that are not historical facts, including statements about the Company's intention to bring on board new personnel, are forward-looking statements that involve risks and uncertainties that include, but are not limited to, the availability of qualified candidates and the Company's ability to attract them.